SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2010
SYNOVIS LIFE TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)
State of Incorporation: Minnesota
Commission File No.: 0-13907
I.R.S. Employer Identification No.: 41-1526554
Address of principal executive offices:
2575 University Ave. W.
St. Paul, Minnesota 55114
Telephone Number: (651) 796-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) As previously reported, on May 12, 2010, Synovis Life Technologies, Inc. eliminated the position of Vice President and Chief Operating Officer of Synovis Surgical Innovations as a result of an assessment of the company’s organizational structure. As a result, the company and David A. Buche, the Vice President and Chief Operating Officer of Synovis Surgical Innovations until May 12, 2010, mutually agreed that Mr. Buche’s employment with the company would terminate effective May 12, 2010.
In connection with his termination, Mr. Buche entered into a Separation Agreement and Release with the company dated May 25, 2010 (the “Separation Agreement”). Under the terms of the Separation Agreement, the company will pay Mr. Buche a one-time payment of $174,656.25, which represents nine months of Mr. Buche’s most recent salary, plus an additional lump sum of $38,937.68. The Separation Agreement also includes a general release of claims against the company by Mr. Buche.
The foregoing description of the Separation Agreement is qualified in its entirety by reference to the complete text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated into this report by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
10.1	Separation Agreement and Release, dated May 25, 2010, by and between David Buche and Synovis Life Technologies, Inc. (filed herewith).

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SYNOVIS LIFE TECHNOLOGIES, INC.
Dated: May 27, 2010	By:	/s/ Brett Reynolds
Brett Reynolds
Vice President of Finance, Chief Financial Officer and Corporate Secretary

SYNOVIS LIFE TECHNOLOGIES, INC.
FORM 8-K
INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Separation Agreement and Release, dated May 25, 2010, by and between David Buche and Synovis Life Technologies, Inc. (filed herewith).